Exhibit 99.1

MOHEGAN GAMING & ENTERTAINMENT

ANNOUNCES SECOND QUARTER FISCAL 2021 OPERATING RESULTS

Uncasville, Connecticut, May 13, 2021 – Mohegan Gaming & Entertainment (“MGE” or the “Company”), a master developer and operator of premier global integrated entertainment resorts, including Mohegan Sun in Uncasville, Connecticut, Mohegan Sun Pocono in Plains Township, Pennsylvania, the MGE Niagara Resorts in Niagara Falls, Canada, the Mohegan Sun Casino at Virgin Hotels Las Vegas in Nevada and INSPIRE Entertainment Resort in Incheon, South Korea, today announced operating results for its second fiscal quarter ended March 31, 2021.

MGE Operating Results

	Net Revenues		Income (Loss) from Operations		Adjusted EBITDA
(in thousands, unaudited)	For the Three Months Ended		For the Three Months Ended		For the Three Months Ended
	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	2021	2020	2021	2020	2021	2020
Mohegan Sun	$189,022	$182,286	$51,765	$19,194	$69,958	$37,054
Mohegan Sun Pocono	52,376	53,102	6,441	(121,541)	9,737	8,541
MGE Niagara Resorts	13,816	71,282	(11,277)	948	(5,524)	7,529
Management, development and other	20,309	8,454	5,473	589	14,079	3,586
Corporate	2,557	120	(7,547)	(5,447)	(7,525)	(5,426)
Inter-segment	548	(543)	1	2	1	2

Total	$278,628	$314,701	$44,856	$(106,255)	$80,726	$51,286

“The March quarter was important in the evolution of MGE, as we opened the Mohegan Sun Casino at Virgin Hotels Las Vegas – representing MGE’s latest expansion and entry in the significant Las Vegas market,” said Raymond Pineault, Interim Chief Executive Officer. “Continuing the trend of firsts, MGE, in partnership with the Governor of the State of Connecticut and the Mashantucket Pequot Tribe, reached an agreement to allow online gaming and retail and mobile sports betting, which when approved by the Connecticut Legislature, would expand MGE’s online footprint while providing further diversification to our business. Additionally, late in the quarter, MGE’s INSPIRE project in Incheon, South Korea received an important approval from South Korea’s Ministry of Culture, Sports and Tourism, clearing the path to obtain financing for the project.”

Additionally, Carol Anderson, Chief Financial Officer of the Company noted, “In the United States, our properties have continued to recover, as the rate of vaccinations increases and states continue to ease some COVID-related restrictions. At our flagship property Mohegan Sun, while revenues were below second quarter 2019 levels, which is the closest comparable due to property closures in the second quarter of 2020, Adjusted EBITDA was $70.0 million, 17.9% favorable to the second quarter of 2019, while EBITDA margin was up 1,212 bps over the same period. Outside of Connecticut, performance at ilani in Washington State continues to surpass expectations, while Mohegan Sun Pocono and Resorts are seeing positive sequential momentum. Finally, we look forward to reopening the MGE Niagara Resorts as soon as we are given approval from the government.”

Selected consolidated operating results for the second quarter ended March 31, 2021 and prior year period (unaudited):

•	Net revenues of $278.6 million vs. $314.7 million in the prior year period, an 11.5% decrease;

•	Income from operations of $44.9 million vs. loss from operations of $106.3 million in the prior year period, due primarily to a $126.6 million impairment charge at Mohegan Sun Pocono; and

•	Adjusted EBITDA of $80.7 million vs. $51.3 million in the prior year period, a 57.3% increase.

The Company’s second quarter of 2021 results were against easier comparisons due to company-wide COVID-19 related property closures in the comparable prior-year quarter. When compared to the second quarter of 2019, consolidated net revenues declined 9.4%, while Adjusted EBITDA increased 20.1%, driven by reductions in operating costs and expenses, including lower payroll costs and marketing expenses. These benefits were partially offset by the continued COVID-19 related closure of MGE Niagara Resorts and state-mandated social distancing protocols at the Company’s other properties. Excluding the impact of the closures of MGE Niagara Resorts for the full quarter and Mohegan Sun Pocono for 3 days in January, and adjusting for table hold, weather and one time COVID-related expenses, the Adjusted EBITDA margin would have been 32.8% for the quarter, up 773 basis points from 25.1% in the second quarter of 2019.

Mohegan Sun Operating Results

(in thousands, unaudited)

	For the Three Months Ended
	March 31,	March 31,		Percentage
	2021	2020	Variance	Variance
Net revenues	$189,022	$182,286	$6,736	3.7%
Income from operations	$51,765	$19,194	$32,571	169.7%
Adjusted EBITDA	$69,958	$37,054	$32,904	88.8%

At Mohegan Sun, overall visitation and gaming trends continue to improve sequentially as vaccination rates increase and customers return to pre-COVID activity levels. Additionally, by the end of the quarter, all 1,600 rooms at the resort had reopened, with occupancy exceeding 95% in April. The Company anticipates the return of its other amenities, including the Arena, by mid-summer. Adjusted EBITDA increased 88.8% for the quarter, reflecting the easier year-over-year comparison. When compared to the second quarter of 2019, Adjusted EBITDA increased 17.9%, reflecting the positive impact of significant cost reduction efforts undertaken at the property over the last year, offset by the impact of COVID-related reductions in non-gaming capacity and gaming volume. Most notably, when adjusting for the strong table hold, weather and one time COVID-related expenses, Adjusted EBITDA margin would have been 37.4%, up 862 basis points from 28.8% in the second quarter of 2019.

Mohegan Sun Pocono Operating Results

(in thousands, unaudited)

	For the Three Months Ended
	March 31,	March 31,		Percentage
	2021	2020	Variance	Variance
Net revenues	$52,376	$53,102	$(726)	(1.4%)
Income (loss) from operations	$6,441	$(121,541)	$127,982	N.M.
Adjusted EBITDA	$9,737	$8,541	$1,196	14.0%
N.M. - Not Meaningful.

In Pennsylvania, which was closed for 3 days in January by order of the Commonwealth but reopened January 4th, trends have continued to improve sequentially with especially encouraging performance in March. Like Connecticut, the property continues to benefit from strong cost containment measures implemented over the course of the pandemic. In a further sign that things are returning to normal, the Commonwealth of Pennsylvania recently removed restrictions on casinos serving alcoholic beverages. Adjusted EBITDA increased 14.0% for the quarter, reflecting the easier year-over-year comparison. When compared to the second quarter of 2019, Adjusted EBITDA decreased 16.0%, however, the Adjusted EBITDA margin of 18.6% declined only 34 basis points, reflecting the positive impact of cost reduction efforts undertaken at the property over the last year, offset by the impact of COVID-related reductions in non-gaming capacity and gaming volume. Adjusting for the strong table hold, weather and the closure, net revenues and Adjusted EBITDA vs. the second quarter of 2019 would have declined approximately 13.6% and 15.5%, respectively, in the quarter, with EBITDA margin down 44 basis points at 18.6%.

MGE Niagara Resorts Operating Results

(in thousands, unaudited)

	For the Three Months Ended
	March 31,	March 31,		Percentage
	2021	2020	Variance	Variance
Net revenues	$13,816	$71,282	$(57,466)	(80.6%)
Income (loss) from operations	$(11,277)	$948	$(12,225)	N.M.
Adjusted EBITDA	$(5,524)	$7,529	$(13,053)	N.M.
N.M. - Not Meaningful.

The negative Adjusted EBITDA at MGE Niagara Resorts reflects the impact of the properties remaining temporarily closed for the three months ended March 31, 2021 due to COVID-19 related measures implemented by the Ontario Government. Despite the decline in Adjusted EBITDA, cash flows from the MGE Niagara Resorts during the quarter were approximately breakeven, as Fallsview rent payments have been deferred and the properties continue to receive both the Fixed Service Provider Fee as well as reimbursement for Permitted Capital Expenditures while closed. While efforts to reopen the properties continue, we are unable to predict when they will reopen at this time. On March 31, 2021, the company entered into its sixth amendment and limited waiver for the MGE Niagara credit facility. As a result, the amendment and limited waiver have been extended through September 30, 2021.

Management, Development and Other Operating Results

(in thousands, unaudited)

	For the Three Months Ended
	March 31,	March 31,		Percentage
	2021	2020	Variance	Variance
Net revenues	$20,309	$8,454	$11,855	140.2%
Income from operations	$5,473	$589	$4,884	829.2%
Adjusted EBITDA	$14,079	$3,586	$10,493	292.6%

Net revenues increased due to continued growth in management fees from ilani, driven by strong Adjusted EBITDA growth at that property and the easier year-over-year comparison. This quarter was the first full fiscal quarter to benefit from the recently opened ilani parking facility. Subsequent to the end of the quarter, ilani announced construction of its 300-room hotel tower. The significant improvement in Adjusted EBITDA was partially offset by higher expenses associated with ongoing domestic and international development efforts.

Corporate Operating Results

(in thousands, unaudited)

	For the Three Months Ended
	March 31,	March 31,		Percentage
	2021	2020	Variance	Variance
Net revenues	$2,557	$120	$2,437	2,030.8%
Loss from operations	$(7,547)	$(5,447)	$(2,100)	(38.6%)
Adjusted EBITDA	$(7,525)	$(5,426)	$(2,099)	(38.7%)

The decline in Adjusted EBITDA was principally due to higher labor costs in the current period due to a $1.2 million severance charge and a lower inter-segment labor allocation in the quarter as compared to the prior year period.

Other Information

Liquidity

As of March 31, 2021 and September 30, 2020, MGE held cash and cash equivalents of $127.8 million and $112.7 million, respectively. Inclusive of letters of credit, which reduce borrowing availability, MGE had $137.7 million of borrowing capacity under its senior secured credit facility and line of credit as of March 31, 2021.

January Refinancing Transaction

On January 26, 2021, MGE issued $1.175 billion of 8.000% second priority senior secured notes due 2026 (the “Notes”). The Company also entered into a new credit agreement providing for approximately $263 million in a new revolving senior secured credit facility (the “New Senior Secured Credit Facility”). The Company applied the proceeds from the Notes and borrowings under the New Senior Secured Credit Facility to repay outstanding debt and to pay related fees and expenses. This transaction removed all of the Company’s significant near-term maturities, with MGE’s nearest significant debt maturity now April of 2023, while also providing MGE with ample liquidity.

Conference Call

MGE will host a conference call regarding its second quarter of fiscal 2021 operating results on May 13, 2021 at 11:00 a.m. (Eastern Daylight Time).

Those interested in participating on the call should dial as follows:

(866) 901-1124

(918) 922-6131 (International)

Conference ID: 8181615

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors. Interested parties also may listen to a taped replay of the entire conference call commencing two hours after the call’s completion on May 13, 2021. This replay will run through May 27, 2021.

The access number for a taped replay of the conference call is as follows:

(855) 859-2056

(404) 537-3406 (International)

Conference ID: 8181615

About Mohegan Gaming & Entertainment

MGE is primarily engaged in the ownership, operation and development of integrated entertainment facilities, both domestically and internationally, including: (i) Mohegan Sun in Uncasville, Connecticut, (ii) Mohegan Sun Pocono in Plains Township, Pennsylvania, (iii) Niagara Fallsview Casino Resort, Casino Niagara and the 5,000-seat Niagara Falls Entertainment Centre, all in Niagara Falls, Canada, (iv) Resorts Casino Hotel in Atlantic City, New Jersey, (v) ilani Casino Resort in Clark County, Washington, (vi) Paragon Casino Resort in Marksville, Louisiana (vii) the Mohegan Sun Casino at Virgin Hotels Las Vegas in Nevada and (vii) INSPIRE Entertainment Resort, a first-of-its-kind, integrated resort and casino under construction at Incheon International Airport in South Korea. For more information on MGE and its properties, visit www.mohegangaming.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of MGE. Information concerning potential factors that could affect MGE’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2020, as well as in MGE’s other reports and filings with the Securities and Exchange Commission. Any forward-looking statements included in this press release are made only as of the date of this release. MGE does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. MGE cannot assure that projected results or events will be achieved or will occur.

MOHEGAN GAMING & ENTERTAINMENT

CONSOLIDATED STATEMENTS OF LOSS

(in thousands)

(unaudited)

	For the	For the	For the	For the
	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Revenues:
Gaming	$209,184	$215,994	$382,385	$480,263
Food and beverage	13,343	37,557	24,383	88,089
Hotel	17,170	20,115	33,694	47,704
Retail, entertainment and other	38,931	41,035	68,947	97,697

Net revenues	278,628	314,701	509,409	713,753

Operating costs and expenses:
Gaming	108,567	131,178	207,066	288,366
Food and beverage	11,610	32,392	23,096	74,085
Hotel	8,189	10,473	16,981	22,315
Retail, entertainment and other	6,843	16,166	14,136	41,152
Advertising, general and administrative	49,790	62,882	98,504	137,096
Corporate	12,887	10,169	23,992	24,259
Depreciation and amortization	26,388	27,826	52,362	56,370
Impairment of Mohegan Sun Pocono’s intangible assets	—	126,596	—	126,596
Other, net	9,498	3,274	17,806	6,344

Total operating costs and expenses	233,772	420,956	453,943	776,583

Income (loss) from operations	44,856	(106,255)	55,466	(62,830)

Other income (expense):
Interest income	6	528	4	1,279
Interest expense, net of capitalized interest	(42,442)	(30,996)	(84,327)	(66,352)
Loss on modification and early extinguishment of debt	(23,886)	—	(23,958)	—
Other, net	2,269	(2,432)	3,292	(3,024)

Total other expense	(64,053)	(32,900)	(104,989)	(68,097)

Loss before income tax	(19,197)	(139,155)	(49,523)	(130,927)
Income tax benefit (provision)	3,224	(876)	6,789	320

Net loss	(15,973)	(140,031)	(42,734)	(130,607)
(Income) loss attributable to non-controlling interests	(16)	(63)	124	(93)

Net loss attributable to Mohegan Gaming & Entertainment	$(15,989)	$(140,094)	$(42,610)	$(130,700)

MOHEGAN GAMING & ENTERTAINMENT

ADJUSTED EBITDA RECONCILIATIONS

Reconciliations of Net Loss to Adjusted EBITDA:

Reconciliations of net loss, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, to Adjusted EBITDA are shown below (in thousands, unaudited):

	For the Three Months Ended
	March 31,	March 31,
	2021	2020
Net loss	$(15,973)	$(140,031)
Income tax (benefit) provision	(3,224)	876
Interest expense, net of capitalized interest	42,442	30,996
Loss on modification of debt	23,886	—
Interest income	(6)	(528)
Other, net	(2,269)	2,432

Income (loss) from operations	44,856	(106,255)
Adjusted EBITDA attributable to non-controlling interests	(16)	(159)
Depreciation and amortization	26,388	27,826
Impairment of Mohegan Sun Pocono’s intangible assets	—	126,596
Other, net	9,498	3,278

Adjusted EBITDA	$80,726	$51,286

Reconciliations of Income (Loss) from Operations to Adjusted EBITDA:

Reconciliations of income (loss) from operations, a financial measure determined in accordance with GAAP, to Adjusted EBITDA, are shown below (in thousands, unaudited):

	For the Three Months Ended March 31, 2021
			Impairment of		Adjusted EBITDA
	Income (Loss)	Depreciation	Mohegan Sun Pocono’s		Attributable to
	from	and	Intangible		Non-Controlling	Adjusted
	Operations	Amortization	Assets	Other, net	Interests	EBITDA
Mohegan Sun	$51,765	$17,226	$—	$967	$—	$69,958
Mohegan Sun Pocono	6,441	3,213	—	83	—	9,737
MGE Niagara Resorts	(11,277)	5,755	—	(2)	—	(5,524)
Management, development and other	5,473	172	—	8,450	(16)	14,079
Corporate	(7,547)	22	—	—	—	(7,525)
Inter-segment	1	—	—	—	—	1

Total	$44,856	$26,388	$—	$9,498	$(16)	$80,726

	For the Three Months Ended March 31, 2020
			Impairment of		Adjusted EBITDA
	Income (Loss)	Depreciation	Mohegan Sun Pocono’s		Attributable to
	from	and	Intangible		Non-Controlling	Adjusted
	Operations	Amortization	Assets	Other, net	Interests	EBITDA
Mohegan Sun	$19,194	$17,803	$—	$57	$—	$37,054
Mohegan Sun Pocono	(121,541)	3,490	126,596	(4)	—	8,541
MGE Niagara Resorts	948	6,500	—	81	—	7,529
Management, development and other	589	12	—	3,144	(159)	3,586
Corporate	(5,447)	21	—	—	—	(5,426)
Inter-segment	2	—	—	—	—	2

Total	$(106,255)	$27,826	$126,596	$3,278	$(159)	$51,286

Adjusted EBITDA Explanation:

Net income before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with GAAP. MGE historically has evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release, primarily represents net loss before interest, taxes, depreciation and amortization and impairment charges.

Adjusted EBITDA provides an additional way to evaluate MGE’s operations and, when viewed with both MGE’s GAAP results and the reconciliations provided, MGE believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) MGE believes it enhances an overall understanding of MGE’s past and current financial performance; (2) MGE believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of MGE’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) MGE uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of MGE’s performance) or cash flows provided by operating activities (as an indicator of MGE’s liquidity), nor should it be considered as an indicator of MGE’s overall financial performance. MGE’s calculation of Adjusted EBITDA is likely to be different from the calculation of Adjusted EBITDA or other similarly titled measurements used by other casino and hospitality companies, and therefore, comparability may be limited. Adjusted EBITDA eliminates certain items from net income, such as interest and depreciation and amortization. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of MGE’s results. MGE compensates for these limitations by providing relevant disclosures of items excluded in the calculation of Adjusted EBITDA, both in its reconciliations to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. MGE strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Contact:

Christopher Jones

Vice President, Corporate Finance

Mohegan Gaming & Entertainment

(860) 862-8000